Schedule 4

CINERGY CORP.
RECONCILIATION OF GAAP EPS TO ADJUSTED EPS - 2004
(unaudited)

	Q1	Q2	Q3	Total
Regulated Businesses
EPS As Reported	$0.44	$0.19	$0.32	$0.95
Special Items:
CIN-10 Implementation Costs	—	0.03	—	$0.03
EPS Adjusted	$0.44	$0.22	$0.32	$0.98

Commercial Businesses
EPS As Reported	$0.25	$0.17	$0.24	$0.66
Special Items:
CIN-10 Implementation Costs
and Other Charges	—	0.04	0.03	0.07
Mark-to-Market Effect on Asset Hedges*	(0.05)	0.02	0.07	0.04
EPS Adjusted	$0.20	$0.23	$0.34	$0.77

Power Technology & Infrastructure Services
EPS As Reported	$(0.12)	$(0.04)	$(0.06)	$(0.22)
Special Items:
Impairment Writedowns and
Other Charges	0.11	0.02	0.05	0.18
EPS Adjusted	$(0.01)	$(0.02)	$(0.01)	$(0.04)

Cinergy Corp.
EPS As Reported	$0.57	$0.32	$0.50	$1.39
Special Items	0.06	0.11	0.15	0.32
EPS Adjusted	$0.63	$0.43	$0.65	$1.71

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI’s off-system sales from the Commercial Businesses to the Regulated Businesses.

* Represents the mark-to-market impact of contracts used in Cinergy’s economic hedging of its excess unregulated generation portfolio and its natural gas storage portfolio. The economic value of these portfolios is subject to market fluctuations and, as such, the hedging process involves both purchases and sales. Because these generation assets and gas storage contracts are accounted for under the accrual method of accounting, the Company believes that excluding the impact of mark-to-market changes from reported earnings better matches the contract with the settlement period of the position it is hedging. These amounts will be recognized through adjusted earnings when the contracts ultimately settle.